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                                                                    Exhibit 99.1



                  TECUMSEH PRODUCTS COMPANY ANNOUNCES AGREEMENT
             TO SELL ITS AUTOMOTIVE & SPECIALTY BUSINESS OPERATIONS
                  TO AN AFFILIATE OF SUN CAPITAL PARTNERS, INC.


TECUMSEH, MI, November 1, 2007--Tecumseh Products Company (Nasdaq: TECUA, TECUB) ("Tecumseh" or the "Company") today announced that it has signed an agreement to sell its Automotive & Specialty business operations to an affiliate of Sun Capital Partners, Inc. for $10 million in cash, subject to customary adjustments at closing. Completion of the transaction is currently expected to occur during the fourth quarter of 2007.

The operations to be sold include Tecumseh's facilities in Eaton Rapids, Michigan; Nappanee, Indiana; Juarez, Mexico; and Cambridge, Ontario. The Automotive & Specialty business, which operated under the "Fasco" name prior to the sale of other divisions of the Electrical Components business segment to Regal Beloit Corporation, is currently conducting business as "Von Weise USA, Inc." in the U.S., "TPC Motores de Mexico, S. de R.L. de C.V." in Mexico, and "Von Weise of Canada Company" in Canada. This business has been classified as held for sale by Tecumseh since the end of the second quarter of 2007.

Ed Buker, Tecumseh's President and Chief Executive Officer, said: "This agreement completes our current efforts to market the non-core portions of our business. Going forward, we will continue to evaluate all our remaining operations, in order to optimize the structure of our business both now and into the future."

Rothschild Inc. served as financial advisor to Tecumseh.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 170 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, and affiliates with offices in London, Tokyo, and Shenzhen.

About Tecumseh Products Company

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps.

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CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provision created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to i) the outcome of the judicial restructuring of our Brazilian engine manufacturing subsidiary; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; iv) the ability of the Company to maintain adequate liquidity in total and within each foreign operation; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; vii) weather conditions affecting demand for air conditioners; viii) the ultimate cost of resolving environmental and legal matters; ix) changes in business conditions and the economy in general in both foreign and domestic markets; x) potential political and economic factors that could adversely affect anticipated sales and production in Brazil; xi) potential political and economic factors that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xii) the effect of terrorist activity and armed conflict; xiii) economic trend factors such as housing starts; xiv) the effect of any business disruption caused by work stoppages initiated by organized labor unions; xv) emerging governmental regulations; xvi) increased or unexpected warranty claims; xvii) actions of competitors; xviii) our ability to profitably develop, manufacture and sell both new and existing products; xix) the ongoing financial health of major customers; and xx) our ability to consummate the transaction described in this press release, as well as the previously announced sale transaction of our Engine & Power Train business segment, or the timing for doing so, including the possibility that the conditions to consummating the transactions may not be satisfied or that the transactions may not close, and the effects of disruption from the transactions making it more difficult to maintain relationships with employees, customers, other business partners or others. The forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:        Teresa Hess
                Director, Investor Relations
                Tecumseh Products Company
                517-423-8455
                teresa.hess@tecumseh.com

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

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